Exhibit 99

Press Release dated March 28, 2003

[TNP ENTERPRISES INC. GRAPHIC]	NEWS

P. O. Box 2943, Fort Worth, TX 76113

FOR IMMEDIATE RELEASE
For more information, contact:
	TNP Enterprises, Inc.	Texas-New Mexico Power Company
First Choice Power, Inc.
	Ted Babcock	Patrick Bridges
	(516) 933-3105	(817) 377-5541
	email:tbabcock@tnpe.com	email:pbridges@tnpe.com

TNP ENTERPRISES REPORTS 2002 RESULTS

FORT WORTH, Texas — March 28, 2003 — TNP Enterprises, Inc. (TNP) today announced income applicable to common stock of $13.0 million for the year ended December 31, 2002, as compared to a loss of $7.8 million for the comparable period in 2001.

TNP’s two principal subsidiaries are First Choice Power, Inc. (First Choice) and Texas-New Mexico Power Company (TNMP). On January 1, 2002, in accordance with Senate Bill 7, First Choice became TNMP’s affiliated retail electric provider and assumed the activities related to the sale of electricity to retail customers in Texas. Detailed below are certain financial highlights for TNP, First Choice, and TNMP for the year ended December 31, 2002, and TNP for the year ended December 31, 2001:

TNP ENTERPRISES, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(Dollars in Thousands)

	2002			2001
	TNMP	First Choice	TNP Consolidated	TNP Consolidated
Operating Revenues	$303,907	$505,256	$687,371	$658,914
Net Income	$36,131	$26,040	$32,235	$8,990
Income (Loss) Applicable to Common Stock	$36,131	$26,040	$12,975	$(7,809)
EBITDA *	$103,987	$56,382	$153,473	$140,183
Cash Flow from Operations	$29,497	$16,591	$20,079	$116,730
Consolidated Debt Outstanding as of December 31	N/A	N/A	$691,795	$780,611

*	EBITDA is an acronym for earnings before interest, taxes, depreciation, amortization, and charge for recovery of stranded plant. EBITDA also excludes clawback expense. EBITDA is a non-GAAP financial measure used by analysts and the investment community to evaluate financial performance. EBITDA is not intended to replace GAAP earnings, but is provided as a tool to assist investors who may not consider those items useful in forecasting future financial results.

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TNP’s Earnings

TNP had consolidated income applicable to common stock of $13.0 million for the year ended December 31, 2002, which represents a $20.8 million increase as compared with a consolidated loss of $7.8 million for the same period in 2001. The $20.8 million increase primarily resulted from:

•	lower depreciation / amortization expenses of $26.3 million ($20.3 million after taxes) due to the discontinued amortization of goodwill resulting from adopting Statement of Financial Accounting Standards (SFAS) 142, and discontinued depreciation of TNP One, TNMP’s sole generating facility, in accordance with SFAS 144, since this asset was being held for sale;

•	increased gross profit of $14.4 million ($8.9 million after taxes) from the sale of TNP One output to third parties;

•	increased gross profit of $11.5 million ($7.1 million after taxes) from First Choice’s price-to-beat customers due to lower energy costs;

•	increased gross profit of $10.5 million ($6.5 million after taxes) due to First Choice’s acquisition of new customers in the competitive market, and;

•	decreased interest charges of $9.1 million ($5.6 million after taxes) due primarily to lower interest rates and to lower debt resulting from the sale of TNP One.

Partially offsetting these increases were:

•	lower gross profits of $24.9 million ($15.4 million after taxes) resulting from the loss of former TNMP customers to competing retail electric providers;

•	lower gross profits of $12.7 million ($7.9 million after taxes) due to the accrual of a clawback liability at First Choice Power;

•	lower gross profits of $9.8 million ($6.1 million after taxes) due to a change in TNMP’s transmission revenue and expenses resulting from the allocation of transmission costs by the Public Utility Commission of Texas (PUCT), and;

•	decreased Other Income and Deductions of $7.1 million ($4.4 million after taxes) primarily caused by a $2.5 million pre-tax loss related to the 2002 write-off of TNP’s entire investment in a company involved in fuel cell research and development and a pre-tax gain of $3.8 million on the sale of non-utility property recorded in December 2001.

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Page Three/TNP ENTERPRISES REPORTS EARNINGS

EBITDA

EBITDA for TNP was $153.5 million for the year ended December 31, 2002, which is $13.3 million higher as compared to the same period in 2001. The $13.3 million increase is primarily due to the increase in gross profits from First Choice’s price-to-beat customers, the sale of TNP One output to third parties and First Choice’s acquisition of new customers. Partially offsetting these increases are the loss of former TNMP customers to competition and changes to TNMP’s transmission revenues and expenses, as discussed previously. Detailed below is a reconciliation of TNP consolidated Net Income to EBITDA for the years ended December 31, 2002, and December 31, 2001:

Reconciliation of TNP Consolidated Net Income to EBITDA

(Dollars in Millions)

	2002	2001
Net Income	$32.2	$9.0
Reconciling Items:
Interest charges	59.7	68.8
Income taxes	19.1	9.4
Depreciation, amortization & other	30.5	51.6
Clawback Accrual	12.7	—
Charge for recovery of stranded plant	(0.7)	1.4

EBITDA	$153.5	$140.2

Cash Flow from Operations

TNP’s consolidated cash flow from operations was $20.1 million in 2002, which represents a decrease of $96.6 million, as compared to cash flow provided by operations of $116.7 million for the same period last year. The decrease is driven by increased accounts receivable resulting primarily from the termination of an accounts receivable factoring arrangement in February 2002. Additionally, accounts receivable increased due to both higher delinquent receivables resulting from new rules instituted by the PUCT and to higher unbilled revenues. The new PUCT rules had the effect of limiting First Choice’s ability to pursue the collection procedures of TNMP prior to deregulation. Also contributing to decreased cash flow was the loss of former TNMP customers to competition.

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First Choice Customer Retention and Acquisitions

When competition began in January 2002, approximately 195,000 former TNMP customers became customers of First Choice. During 2002, First Choice retained approximately 184,000, or 94 percent, of those customers. Additionally, First Choice acquired approximately 36,000 residential, commercial and aggregated municipal customers in 2002 in addition to the approximately 3,000 customers added during the competitive pilot program that was in effect in the second half of 2001. With a total of approximately 223,000 year end customers, First Choice increased overall customers served in 2002 by 25,000, or 13 percent.

Effects of Recent Natural Gas Price Increases on the First Quarter of 2003

During the first quarter of 2003, First Choice Power expects to incur significant additional purchased power costs as a result of historically high natural gas prices during that period. Approximately 1.3 million-megawatt hours of firm commitments for the first quarter of 2003, were purchased at market rates for natural gas. The risk of continued increasing natural gas prices has been mitigated for the remainder of 2003, through the purchase of natural gas call options during the first quarter of 2003. The total cost of the options was approximately $18.4 million. A complete discussion of the natural gas price risks, and strategies of First Choice to mitigate those risks is included in the 2002 Annual Report on Form 10-K.

Sale of TNP One

Sempra Energy Resources purchased TNP One from TNMP on October 31, 2002 for $120.0 million. The sale completed a process that TNMP started in response to Senate Bill 7, which required electric utilities to separate their power generation business activities from the regulated transmission and distribution business. TNMP used the net proceeds to retire $33.1

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Page Five/TNP ENTERPRISES REPORTS EARNINGS

million of debt outstanding under the TNMP/First Choice Credit Facility and pay a dividend to TNP of $84.3 million. TNP used the dividend it received from TNMP to retire $84.3 million of debt outstanding under TNP’s Senior Credit Facility.

Since the merger dated April 7, 2000, TNP has reduced its consolidated debt balance by a total of $204.5 million, of which $117.4 million was from the TNP One sale proceeds.

Additional information on 2002 results can be obtained in the Company’s Form 10-K on file with the Securities and Exchange Commission.

On Thursday, April 3, 2003, at 10:30 a.m. Central Time (11:30 a.m. Eastern Time), company officials will hold a conference call to review the 2002 results. The conference call can be accessed by dialing 1-800-473-7793. A taped playback of the call will be available until April 10, 2003, by calling 1-800-252-6030 and entering access code 15583721.

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